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                           CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF DESIGNATION
                          (SERIES J PREFERRED STOCK)
                                       OF
                              ESYNCH CORPORATION

                   Pursuant to Section 151 of the General
                  Corporation Law of the State of Delaware

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It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is eSynch Corporation.

     2. The Certificate of Designation (Series J Preferred Stock) of the Corporation was filed with the Secretary of State of Delaware on August 2, 1999.

     3.     No shares of Series J Preferred Stock have been issued.

     4. The Certificate of Designation (Series J Preferred Stock) of the Corporation is hereby amended by deleting the resolution adopted by the Board of Directors of the Corporation and the second sentence of Section 1 thereof and by substituting in lieu thereof the following (i) new resolution adopted by the Board of Directors of the Corporation to increase the number of shares of Series D Preferred Stock from "250" to "275" and (ii) a new second sentence of Section 1:

                    i. "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there hereby is created, out of the shares of Preferred Stock, par value $0.001 per share, of the Company authorized in Article IV of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock of the Company, to be named "Series J Convertible Preferred Stock," consisting of Two Hundred Seventy Five (275) shares, which series shall have the following designations, powers, preferences and relative and other rights and the following qualifications, limitations and restrictions:"

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                   ii.     "The maximum number of shares of Series J
            Convertible Preferred Stock shall be Two Hundred Seventy Five
            (275) shares."

     5. The Certificate of Designation (Series J Preferred Stock) of the Corporation is hereby amended by deleting the proviso in the last sentence of section 5(a) and by substituting in lieu thereof the following new proviso:

                   "PROVIDED, that if during the period of 120 consecutive
            days immediately following the Closing Date the Conversion Price is less than 90% of the Five Day Average Share Price (as defined in Section 5(d)(ii) (the "Floor Price"), then, and only during such 120 day period, the Conversion Rate shall be equal to the quotient of (A) the Liquidation Preference Amount of the Shares of Series J Convertible Preferred Stock being converted divided by (b) the Floor Price."

     6. The Certificate of Designation (Series J Preferred Stock) of the Corporation is hereby amended by deleting section 5(a)(i) and substituting in lieu thereof the following new section 5(a)(i):

               "(i) ninety (90) days from the Final Closing Date (as such term is defined in the Series J Convertible Preferred Stock Purchase Agreement dated as of July 22, 1999 between the Company and the initial holders of the Series J Convertible Preferred Stock (the "Securities Purchase Agreement") and hereinafter referred to as the "Closing Date") or"

     7. The amendment to the Certificate of Designation (Series J Preferred Stock) herein certified has been duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.


Signed on August 11, 1999.

                              ESYNCH CORPORATION

                              By: /s/ Thomas Hemingway
                                  --------------------------------------
                                  Name: Thomas Hemingway
                                  Title: Chief Executive Officer


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